Exhibit 99.1

GWG HOLDINGS ReportS Results for THE THIRD Quarter ENDED

SepTEMBER 30, 2018

GWGH Announces share repurchase program

MINNEAPOLIS, MN – November 19, 2018 – GWG Holdings, Inc. (Nasdaq: GWGH), a leading provider of liquidity to consumers owning life insurance policies, an owner of a portfolio of alternative assets, and the developer of epigenetic technology for the life insurance industry, today announced its financial and operating results for the third quarter ended September 30, 2018.

GWGH Common Stock Repurchase Program

The Company’s Board of Directors has approved a common stock repurchase program authorizing the Company to purchase up to $1.5 million in shares of the common stock. The timing and exact amount of repurchases will be subject to various factors, including the Company’s capital position, liquidity, alternative uses of capital, stock trading price and general market conditions, and it may be modified, suspended or terminated at any time.

Financial and Operating Highlights for the Quarter

●	On August 10, 2018, we completed the initial transfer of our $695 million strategic transaction with The Beneficient Company Group, L.P. (Beneficient Transaction).
●	On November 9, 2018, we filed a preliminary information statement with the Securities and Exchange Commission (SEC) which represents an important step and further progress towards the final closing of the Beneficient Transaction. This document can be found on the SEC’s website (www.sec.gov) and on our website (http://investors.gwgh.com).
●	Achieved strong life insurance policy acquisition volume totaling over $120 million of face value of policy benefits acquired.
●	Reached a total life insurance policy portfolio of nearly $2 billion in face value of policy benefits.
●	Continued to expand the number of independent broker dealers and registered investment advisors in our investment securities selling group.
●	Reduced the outstanding amount on senior credit facility with net pay-downs totaling $18.4 million for the quarter and $50.6 million year to date through the end of the third quarter.
●	Reported a total liquidity position of $131 million at quarter-end that includes cash, restricted cash and policy benefits receivable.
●	On October 18, 2018 received notice from ITM TwentyFirst, LLC and, on November 12, 2018 from AVS, LLC, that the companies, two of our primary independent third-party medical actuarial underwriting firms, released updated mortality tables and medical underwriting methodologies. Further information regarding these changes can be found in our Quarterly Report on Form 10-Q filed with the SEC on November 19, 2018.
●	Achieved significant milestones within our insurtech strategy:
o	Launched YouSurance (www.YouSurance.com), a digital life insurance agency that is working to apply epigenetic signatures to better assess life insurance applicants’ health and wellness.
o	Initiated a self-designed research study that includes 1,300 individuals aimed at identifying epigenetic signatures that mirror traditional biomarkers used in life insurance underwriting, as well as replicating underwriting risk classifications.

“The Beneficient Transaction is transformative for our growth as we expand our alternative asset portfolio to include new assets managed by Beneficient and look to offer Beneficient’s suite of liquidity products to the independent-broker dealer and RIA channels,” said Jon Sabes, GWGH Chief Executive Officer. “And our insurtech initiative to bring step-change epigenetic technology into the life insurance industry is under way with our groundbreaking research study. We believe both parts of our business present strong opportunities for growth as we continue to build from our core competencies.”

1.	Financial & Operating Highlights

($ Thousands except per share information)	Q3 2018	Q3 2017	YTD Q3 2018	YTD Q3 2017
Revenue	$16,653	$14,697	$55,509	$46,453
Expenses	27,175	21,524	75,267	62,737
Per Share Data[1]:
Net Income (Loss)[2]	(2.52)	(1.31)	(5.50)	(2.96)
Adjusted Non-GAAP Net Income (Loss)[3,4]	(0.11)	0.69	2.20	2.88
Capital Raised[5]	66,627	64,782	218,515	178,615
Liquidity[6]	131,416	135,762	131,416	135,762
Life Insurance Portfolio[7]	1,961,598	1,622,627	1,961,598	1,622,627
Life Insurance Acquired[7]	120,430	106,871	333,078	300,366
Face Value of Matured Policies	7,973	9,747	50,100	39,657
TTM Benefits / Premiums[8]	135.8%	115.4%	135.8%	115.4%

(1)	Attributable to common shareholders
(2)	Per basic and fully diluted share outstanding
(3)	Per fully diluted share outstanding
(4)	See Non-GAAP Financial Measures below
(5)	Excludes the Series B Convertible Preferred Stock and Seller Trust L Bonds issued in conjunction with the initial transfer of the Beneficient Transaction
(6)	Includes cash, restricted cash and policy benefits receivable, if any
(7)	Face amount of policy benefits
(8)	The ratio of policy benefits recognized to premiums paid on a trailing twelve month (TTM) basis

2.	Revenue and Expense Discussion

Third Quarter 2018 vs. Third Quarter 2017:

●	Total revenue was $16.7 million in the current period, compared to $14.7 million in the prior period primarily related to:
o	Higher unrealized gain from policy acquisitions reflecting higher policy acquisition volume – $120.4 million of face value acquired in the current period compared to $106.9 million in the prior period.
o	No charges relating to the fair value impact of updating life expectancy estimates in the current period, compared to a charge of $5.4 million in the prior period.
o	Lower gain from policy benefits due to decreased realization of policy benefits – $8.0 million of life insurance policy benefits realized in the current period compared to $9.7 million in the prior period.

●	Total expenses were $27.2 million in the current period, compared to $21.5 million in the prior period primarily related to:
o	Increased interest expense of $4.2 million due to increased debt outstanding and higher interest rates on our amended and restated senior credit facility partially offset by a lower balance outstanding on this facility.
o	Increased incentive compensation costs including expense related to stock based compensation.
o	Costs of $1.3 million relating to our YouSurance and Life Epigenetics wholly owned insurtech subsidiaries in the current period compared to $0.3 million in the prior period.
o	Increased sales and marketing costs associated with our expanding network of independent financial advisors and insurance agents in the current period.

Third Quarter Year-to-Date 2018 vs. Third Quarter Year-to-Date 2017:

●	Total revenue of $55.5 million in the current period, compared to $46.5 million in the prior period primarily related to:
o	Higher realization of policy benefits – $50.1 million of life insurance policy benefits realized in the current period compared to $39.7 million in the prior period.
o	Lower charges relating to the fair value impact of updated life expectancy estimates on certain policies in our portfolio: a charge of $4.9 million in the current period compared to a charge of $14.0 million in the prior period.
o	Lower unrealized gain from policy acquisitions due to lower purchase yields which was partially offset by a higher amount of policy purchases.

●	Total expenses were $75.3 million in the current period, compared to $62.7 million in the prior period primarily related to:
o	Increased interest expense of $12.0 million due to increased debt outstanding and higher interest rates on our amended and restated senior credit facility partially offset by a lower balance outstanding on this facility.
o	Higher employee compensation and benefits expenses.
o	Increased technology costs relating to systems development and cybersecurity initiatives.
o	Costs of $2.9 million relating to our YouSurance and Life Epigenetics wholly owned insurtech subsidiaries in the current period compared to $1.0 million in the prior period.
o	Increased sales and marketing costs associated with our expanding network of independent financial advisors and insurance agents in the current period.

3.	Life Insurance Portfolio Statistics

Portfolio Summary:

Total portfolio face value of policy benefits	$1,961,598,000
Average face value per policy	$1,805,000
Average face value per insured life	$2,018,000
Average age of insured (years)	82.1
Average life expectancy estimate (years)	6.7
Total number of policies	1,087
Number of unique lives	972
Demographics	76% Males; 24% Females
Number of smokers	43
Largest policy as % of total portfolio	0.68%
Average policy as % of total portfolio	0.09%
Average annual premium as % of face value	2.90%

Distribution of Policies and Benefits by Current Age of Insured:

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)
95	100	14	$19,954,000	1.3%	1.0%	1.2
90	94	129	254,332,000	11.9%	13.0%	2.8
85	89	215	458,646,000	19.8%	23.4%	4.6
80	84	239	468,474,000	22.0%	23.9%	6.2
75	79	212	383,160,000	19.5%	19.5%	8.9
70	74	195	289,030,000	17.9%	14.7%	10.5
60	69	83	88,002,000	7.6%	4.5%	9.7
Total		1,087	$1,961,598,000	100.0%	100.0%	6.7

4.	Life Insurance Policy Origination

Life Insurance Portfolio Activity:

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Total policy benefits purchased	$120,418,000	$106,871,000	$333,078,000	$300,366,000
Total life insurance policies purchased	89	65	233	187
Average policy benefit purchased	$1,353,000	$1,644,000	$1,430,000	$1,606,000
Direct policy benefits purchased	$16,524,000	$2,734,000	$29,561,000	$43,878,000
Direct insurance policies purchased	17	10	39	40

●	Life insurance policy purchases were marginally higher in both the third quarter of 2018 and year-to-date 2018 reflecting improved pipeline management and pull-through rates. All of our policy acquisition channels were highly price competitive for all reported periods and we expect this to continue for the foreseeable future. We expect capital allocated to future policy purchases will be tempered as long as these conditions are present.

5.	Beneficient Transaction

As we reported in our second quarter earnings release on August 10, 2018, we completed the initial transfer of the Beneficient Transaction. As part of the initial transfer, and among other consideration exchanged, we received a $50 million investment in a newly issued Series B preferred stock that will convert into common stock at $10.00 per share upon the final closing.

On November 9, 2018, we filed a Preliminary Information statement with the SEC which represents an important step and further progress towards the final closing of the Beneficient Transaction. The preliminary information statement can be found on the SEC’s website. We are optimistic that we will reach a final closing at or near year-end 2018.

Since the consummation of the initial transfer in August 2018, the parties have made substantial progress in exploring the strategic opportunities that we envisioned since first evaluating this transaction. We anticipate that these opportunities will be realized for the parties’ mutual benefit in the coming quarters.

6.	Insurtech Initiatives

We expanded our insurtech capability through the addition of YouSurance, a new subsidiary that seeks to deliver on the promise of epigenetic technology. “The launch of YouSurance.com where consumers can purchase life insurance and receive information about their health and wellness demonstrates the confidence that we have in our ability to commercialize epigenetic technology,” Sabes said. “In combination with the findings we expect to receive from our research study of 1,300 individuals, we expect to have a profound impact on the way life insurance is underwritten and sold.”

Insurtech highlights:

●	Collected biological samples from 1,300 individuals for ground truth assessment of traditional biomarkers of health and wellness, as well as traditional life insurance underwriting information for supervised machine learning epigenetic analysis.

●	CEO Jon Sabes presented at two significant events: the InsureTech Connect 2018 conference in Las Vegas and Plug and Play’s Insurtech event in Silicon Valley.

●	Our Chief Science Officer Dr. Brian Chen and our technology were mentioned prominently in the November/December issue of MIT Technology Review and in a paper published by the National Center for Biotechnology Information.

7.	Additional Information

Gain on Life Insurance Policies:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Change in estimated probabilistic cash flows (1)	$19,069,000	$12,568,000	$55,483,000	$40,033,000
Unrealized gain on acquisitions (2)	9,021,000	7,217,000	21,790,000	25,863,000
Premiums and other annual fees	(14,765,000)	(13,174,000)	(39,670,000)	(36,124,000)
Change in discount rates (3)	-	7,987,000	-	12,130,000
Change in life expectancy evaluation (4)	73,000	(5,370,000)	(4,890,000)	(13,974,000)
Face value of matured policies	7,973,000	9,747,000	50,100,000	39,657,000
Fair value of matured policies	(5,650,000)	(4,554,000)	(29,883,000)	(22,468,000)
Gain on life insurance policies, net	$15,721,000	$14,421,000	$52,930,000	$45,117,000

(1)	Change in fair value of expected future cash flows relating to our investment in life insurance policies that are not specifically attributable to changes in life expectancy, discount rate or policy maturity events.
(2)	Gain resulting from fair value in excess of transaction price for policies acquired during the reporting period.
(3)	The discount rate of 10.45% as of September 30, 2018 remained unchanged from both the prior quarter and year-end dates. The discount rate of 10.54% as of September 30, 2017 reflected a decrease from the 10.81% rate used at June 30, 2017 and 10.96% used at December 31, 2016.
(4)	The change in fair value due to updating life expectancy estimates on certain life insurance policies in our portfolio.

Policy Benefits Recognized and Premiums Paid (TTM):

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2015	754,942,000	46,675,000	23,786,000	196.2%
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%
March 31, 2018	1,758,066,000	60,248,000	53,169,000	113.3%
June 30, 2018	1,849,079,000	76,936,000	53,886,000	142.8%
September 30, 2018	1,961,598,000	75,161,000	55,365,000	135.8%

Webcast/Conference Call Details

Management will host a webcast/conference call Wednesday, November 21 at 8:30 a.m. EST to discuss our financial and operating results. The webcast will give viewers audio and access to PowerPoint slides that illustrate points made during the call. To register for the call and webcast, go to http://get.gwgh.com/q32018webcastinvite.

After the webcast is completed, a replay of it can be accessed at http://get.gwgh.com/q32018webcast.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life, Life Epigenetics and YouSurance, is a leading provider of liquidity to consumers owning life insurance policies, an owner of a portfolio of alternative assets, and the developer of epigenetic technology for the life insurance industry and beyond. GWG Life provides value to consumers owning illiquid life insurance products across America, delivering them more than $564 million for their policies since 2006. GWG Life owns a life insurance policy portfolio of $1.96 billion in face value of policy benefits as of September 30, 2018. Life Epigenetics is commercializing epigenetic technology for life insurance industry and beyond. YouSurance, a digital life insurance agency, is working to embed epigenetic testing into life insurance purchasing to provide consumers a value-added ecosystem that supports their health and wellness while reducing the cost of their insurance.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "would," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance. We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements that we make. More information about potential factors that could affect our business and financial results is contained in our filings with the Securities and Exchange Commission. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

Media Contacts:

Dan Callahan

Director of Communication

GWG Holdings, Inc.

(612) 746-1935

dcallahan@gwgh.com

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(unaudited)
A S S E T S
Cash and cash equivalents	$117,873,668	$114,421,491
Restricted cash	3,069,759	28,349,685
Investment in life insurance policies, at fair value	791,468,587	650,527,353
Life insurance policy benefits receivable	10,472,696	16,658,761
Other assets	13,022,023	8,898,884
TOTAL ASSETS	$935,906,733	$818,856,174

L I A B I L I T I E S & S T O C K H O L D E R S’ E Q U I T Y
LIABILITIES
Senior credit facility with LNV Corporation	$162,469,172	$212,238,192
L Bonds	570,199,704	447,393,568
Accounts payable	2,579,323	6,394,439
Interest and dividends payable	16,228,341	15,427,509
Other accrued expenses	3,272,758	3,730,723
TOTAL LIABILITIES	754,749,298	685,184,431

STOCKHOLDERS’ EQUITY

REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 97,534 and 98,611; liquidation preference of $98,103,000 and $99,186,000 as of September 30, 2018 and December 31, 2017, respectively)	86,920,335	92,840,243
SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 148,444 and 88,709; liquidation preference of $149,310,000 and $89,208,000 as of September 30, 2018 and December 31, 2017, respectively)	129,147,704	80,275,204
SERIES B CONVERTIBLE PREFERRED STOCK
(par value $0.001; stated value $10; shares authorized and outstanding 5,000,000)	50,000,000	-
COMMON STOCK
(par value $0.001; shares authorized 210,000,000; shares issued and outstanding 5,980,124 as of September 30, 2018 and 5,813,555 as of December 31, 2017)	5,980	5,813
Additional paid-in capital	-	-
Accumulated deficit	(84,916,584)	(39,449,517)
TOTAL STOCKHOLDERS’ EQUITY	181,157,435	133,671,743

TOTAL LIABILITIES & EQUITY	$935,906,733	$818,856,174

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
REVENUE
Gain on life insurance policies, net	$15,721,513	$14,421,353	$52,930,008	$45,117,438
Interest and other income	931,145	275,690	2,579,270	1,335,535
TOTAL REVENUE	16,652,658	14,697,043	55,509,278	46,452,973

EXPENSES
Interest expense	17,514,962	13,275,407	50,726,149	38,765,647
Employee compensation and benefits	5,548,771	3,792,096	12,527,139	10,696,455
Legal and professional fees	1,421,964	1,657,090	3,751,321	3,934,027
Other expenses	2,688,970	2,799,196	8,262,324	9,340,617
TOTAL EXPENSES	27,174,667	21,523,789	75,266,933	62,736,746

INCOME (LOSS) BEFORE INCOME TAXES	(10,522,009)	(6,826,746)	(19,757,655)	(16,283,773)
INCOME TAX EXPENSE (BENEFIT)	-	(2,764,243)	-	(6,481,917)

NET INCOME (LOSS)	(10,522,009)	(4,062,503)	(19,757,655)	(9,801,856)

Preferred stock dividends	4,313,542	3,548,165	12,356,513	7,447,022
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(14,835,551)	$(7,610,668)	$(32,114,168)	$(17,248,878)
NET INCOME (LOSS) PER SHARE
Basic	$(2.52)	$(1.31)	$(5.50)	$(2.96)
Diluted	$(2.52)	$(1.31)	$(5.50)	$(2.96)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,894,639	5,797,800	5,840,880	5,829,808
Diluted	5,894,639	5,797,800	5,840,880	5,829,808

Non-GAAP Financial Measures

We use non-GAAP (generally accepted accounting principles) financial measures for evaluating financial results, planning and forecasting, and maintaining compliance with covenants contained in our borrowing agreements. The application of current GAAP standards during a period of significant growth in our business, in which period we are building a large and actuarially diverse portfolio of life insurance policies, results in current period operating performance that may not be reflective of our long-term earnings potential. Management believes that our non-GAAP financial measures permit investors to better focus on this long-term earnings performance without regard to the volatility in GAAP financial results that can occur during this phase of growth.

Non-GAAP financial measures disclosed by us are provided as additional information to investors in order to provide an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for comparable amounts prepared in accordance with GAAP. A reconciliation of GAAP to the non-GAAP financial measures described above can be found below.

Adjusted Non-GAAP Net Income. We calculate the adjusted net income by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value. We net this actuarial gain against our adjusted costs during the same period to calculate our net income on a non-GAAP basis.

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2018	2017	2018	2017
GAAP net loss attributable to common shareholders	$(14,836,000)	$(7,611,000)	$(32,114,000)	$(17,249,000)
Unrealized fair value gain (1)	(24,840,000)	(20,182,000)	(56,058,000)	(49,301,000)
Adjusted cost basis increase (2)	29,704,000	24,207,000	83,154,000	68,667,000
Accrual of unrealized actuarial gain (3)	9,325,000	9,032,000	20,898,000	21,448,000
Total adjusted non-GAAP net income attributable to common shareholders	$(647,000)	$5,446,000	$15,880,000	$23,565,000
Non-GAAP net income per share:
Basic	(0.11)	0.94	2.72	4.04
Diluted	(0.11)	0.69	2.20	2.88
Average shares outstanding:
Basic	5,894,639	5,797,800	5,840,880	5,829,808
Diluted	5,894,639	9,264,817	7,880,678	9,000,574

(1)	Reversal of unrealized GAAP fair value gain on life insurance policies for current period.
(2)	Adjusted cost basis is increased to include interest, premiums and servicing fees that are expensed under GAAP (non-GAAP Investment Cost Basis).
(3)	Accrual of actuarial gain at the expected internal rate of return based on the non-GAAP Investment Cost Basis for the applicable period.